Exhibit 5.1
March 20, 2006
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Ladies and Gentlemen:
     We are acting as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to 10,000,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued and sold by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) on the terms and conditions set forth in the prospectus supplement dated March 17, 2006 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2005 (together, with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-130681) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies the documents listed on Schedule 1 attached hereto (the “Documents”).
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents submitted to us, the authenticity of all original Documents, and the conformity to authentic original Documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of the Shares pursuant to the terms of the Plan and receipt by the

Company of the consideration for the Shares specified in the Plan, the Shares will be validly issued, fully paid, and non-assessable.
     This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, and speaks only as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.

Schedule 1
1.	An executed copy of the Registration Statement.

2.	The Prospectus, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5).

3.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 9, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on January 25, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Plan and the issuance and reservation for issuance of the DRIP Shares.

6.	Certificate of the Secretary of the Company, dated as of the date hereof.